EXHIBIT 4


                                                       October 1, 1997


          Mr. Alan Gelband
          575 Madison Avenue
          Suite 700
          New York, New York 10022



                                 Standstill Agreement
                                 --------------------


          Dear Mr. Gelband:


                    This letter agreement sets forth the terms of our agreement with respect to any direct and/or indirect ownership or acquisition by you, Alan Gelband ("Gelband"), of any Voting Securities (as defined below) of American Electromedics Corp., a Delaware corporation (the "Company"). The Company and you acknowledge, respectively, that the consideration for entering into and delivering this letter agreement is your sale of 500,000 shares of the Company's Common Stock to some investors and the issuance and delivery by the Company to you of a General Release simultaneous with such sale.

                    For the purposes of this letter agreement, the following definitions shall apply: "Common Stock" means the Common Stock, par value $.10 per share of the Company or any securities of the Company issued in substitution thereof; "affiliate" of a person means a person that directly or
          -----------
          indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person and, to the extent not otherwise within this definition, a member of such person's immediate family; "control" means the power to direct or cause the direction of the management or policies of a person whether through ownership of securities, by contract or otherwise; "person" means and includes an individual, a
                     --------
          partnership; a joint venture, a corporation, a group, a trust, an estate, an unincorporated organization or association, and any "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); "immediate
                                                                 ----------
          family" of a person means a son or daughter of such person or a
          -------
          descendent of either, a stepson or stepdaughter of such person, the father or mother of such person or an ancestor of either, a stepfather or stepmother of such person or a spouse of such person; for the purpose of determining whether any of the foregoing relations exists, a legally adopted child of a person shall be considered a child of such person by blood; and "Voting
                                                                   -------
          Securities" includes the Common Stock, and any other securities
          -----------
          of the Company entitled to vote generally for the election of directors or any securities having the right to convert into such securities or any option or rights to acquire any of the foregoing, now or hereafter outstanding.

                    1. Gelband covenants and agrees with the Company that he will not in his name, nor will he permit any affiliate over which he exercises control (including but not limited to The Alden Foundation and Alan Gelband Co. Defined Contribution Pension Plan), without the prior consent of the Company's Board of Directors specifically expressed in a resolution adopted by a majority of the directors of the Company, for a period of two (2) years following the date of this letter agreement (the "Agreement Term") to:

                    (a) Own or acquire or offer to acquire, directly or indirectly, of record or beneficially, by purchase or otherwise, any Voting Securities in aggregate amount at any time exceeding the greater of (I) 150,000 shares of Common Stock (as the shares are presently constituted) or (II) two (2%) percent of the issued and outstanding shares of Common Stock (excluding treasury shares); or

                    (b) Seek representation on the Board of Directors of the Company or solicit proxies with respect to Voting Securities under any circumstances; submit proposals for the vote of stockholders of the Company; or become a "participant" in any "election contest" relating to the election of directors of the Company (as such terms are used on the date hereof in Rule 14a-11 of Regulation 14A under the Exchange Act); or

                    (c) Enter into any joint venture, partnership, voting arrangement or other understanding or otherwise act in concert with any other person for the purpose of acquiring, holding or voting of any Voting Securities;

                    (d) Take any action (or permit any investment banker, attorney, accountant or any other representative retained by him to take any action a part of such retention), directly or indirectly, to acquire or affect a change of control of the Company or initiate contact with any person or entity in an effort to solicit, encourage or assist such person or entity in a takeover proposal. As used in this paragraph, "takeover proposal" shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in the Company or a substantial portion of the Company's assets.

                    2. Gelband acknowledges and agrees that the Company would be irreparably damaged in the event any of the provisions of this letter agreement were not performed by him in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to redress breaches of this letter agreement and to specifically enforce the terms and provisions hereof in any state thereof having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

                    3. This letter agreement sets forth the entire agreement between us with respect to the subject matter herein, and cannot be amended, modified or terminated except by an agreement in writing executed by both of us.

                    4. This letter agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

                    If the foregoing correctly sets forth our agreement, kindly sign and return to us the enclose copy of this letter agreement.

                                             American Electromedics Corp.



                                             By: /s/ Michael T. Pieniazek
                                                --------------------------



          Agreed to:


          /s/ Alan Gelband
          -----------------------------
          Alan Gelband